Exhibit 10.27

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement (“Agreement”) and the General Release, which is attached to the Agreement and incorporated by reference as Exhibit A, is made by and between NEW MEXICO GAS COMPANY, INC. (hereinafter referred to as the “Company”), and Annette Gardiner, an individual, on behalf of herself, her executors, heirs, administrators, agents, beneficiaries and assigns (hereinafter referred to individually and collectively as “Employee”).

WHEREAS, the parent of the Company was recently acquired by TECO Energy, Inc.;

WHEREAS, under the previous owner the Company entered into the Change in Control Severance Agreement, attached herein as Exhibit B (“Gardiner CIC”) with Employee;

WHEREAS, Employee currently serves as the President of Company;

WHEREAS, Employee wishes to resign and asserts that she has Good Reason according to the terms of the Gardiner CIC;

WHEREAS, the Company has not asked Employee to terminate and disputes the validity of Employee’s assertion;

WHEREAS, the Company and Employee desire to amicably implement Employee’s resignation and enter into the Agreement herein;

THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.

Separation. Except as otherwise provided herein, Employee’s employment with the Company shall terminate and Employee resigns her position as President of the Company effective at the close of business on December 31, 2014, (the “Date of Termination”). On the Date of Termination, Employee will be paid in full for any and all unpaid wages, including any accrued but unused vacation time, less all legally required and voluntarily authorized deductions.

2.

Termination Benefits and Health and Welfare Benefits. Provided that on or up to 52 days after the Date of Termination, Employee first: (i) executes, (ii) returns and (iii) thereafter does not revoke the General Release, then, consistent with the terms of the Agreement, Employee will be eligible to receive the benefits as set forth in the Gardiner CIC Sections 3.5.1, 3.5.3, 3.5.5, 3.5.6, 3.5.7, 3.5.8, 3.5.10, 3.5.13 (collectively the “Termination Benefits”), and 3.5.4 (the “Continued Health And Welfare Benefits”). No Termination Benefits shall be paid or provided to Employee until the General Release has become effective and irrevocable and any Continued Health And Welfare Benefits shall immediately cease in the event the General Release has not become effective and irrevocable within 60 days after the Date of Termination. The payments and benefits provided under this Section 2 shall be in full satisfaction of the Company’s obligations to Employee upon Employee’s termination of employment, and in no event shall Employee be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 2.

3.

Continued Employment Until Date of Termination. The benefits provided for in this Agreement are contingent upon Employee’s continued employment with the Company through the Date of Termination, but this Agreement does not constitute a guarantee of continued employment. Nothing herein shall be deemed to be a promise or guarantee of continued employment through the Date of Termination. However, the Company agrees that it will not terminate Employee’s employment prior to December 31, 2014 without Cause as defined in the Gardiner CIC.

4.

Best Efforts, Cooperation. Employee understands and agrees that, notwithstanding this Agreement, she will continue to perform her job duties to the best of her abilities as directed by the Company. Employee shall work actively with the Company to assure the Company’s key constituents understand her support of the Company under its new ownership and to further understand that Employee made the decision to leave the Company for personal reasons. Additionally, Employee shall cooperate with the Company in the transition of her knowledge to others at the Company, and otherwise conduct herself appropriately in all respects in connection with her employment with the Company and her separation from that employment.

5.

Return of Property. On or before the Date of Termination or other last date of employment with the Company, Employee shall return all property belonging to the Company, including but not limited to papers, files, documents, reference guides, equipment, keys, access key tags/cards, identification cards, software, computers, computer access codes, disks, supplies, manuals and handbooks, and Employee shall not retain any copies, summaries or excerpts of any of the foregoing in any format (whether hardcopy, electronic or otherwise),with the exception of an iPhone and an iPad from which all Company information shall be deleted. To the extent that Employee has stored any Company documents in electronic format on her personal home computer(s) or any other electronic storage device(s), Employee shall first forward a copy of any such documents to Tom Domme, and then shall irretrievably delete all such documents from her personal home computer(s) and any other personal electronic storage device(s).

6.

Continuation of Covenants. Employee acknowledges that the termination of her employment with the Company shall not terminate or otherwise affect the rights and obligations set forth in Sections 4 through 14 of the Gardiner CIC. Employee affirms and acknowledges that the covenants contained in Section 4 and 5 of the Gardiner CIC are reasonable and enforceable.

7.

Company’s General Release. The Company, its predecessors, successors, affiliates and assigns (“The Company”), irrevocably releases and forever discharges Employee of and from, and agrees to indemnify and hold the Employee harmless from, any and all manner of claims, suits, actions, causes of action, demands, charges, complaints or obligations of any sort whatsoever (including claims for costs and attorneys’ fees), direct or indirect, fixed or contingent, known and unknown, in law or in equity, which the Company ever had, now has, or may have against Employee arising in any way whatsoever from or in connection with Employee’s employment, at the Company.

8.

No Pending Claims; Covenant Not to Sue. Employee represents and warrants that she has not filed any complaints, charges, or claims for relief against the Releases as defined in the General Release, or any of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity. Employee further warrants that she has not previously assigned or transferred to any person or entity any of the claims that are the subject of the General Release. Employee agrees and covenants not to sue or bring any claims or charges against the Releasees, or any of them, with respect to matters subject to the General Release.

9.

Nondisparagement. Employee agrees perpetually not to disparage or make negative statements to any person about the Company or its affiliates or any of the Company or its affiliate’s business, programs, services, directors, officers, agents or employees. Nothing in this Section shall bar Employee from exercising any rights pursuant to Section 7 of the National Labor Relations Act or bar Employee from providing truthful testimony in any legal proceeding, or from responding to any request from any governmental agency, including any matter before the EEOC, the New Mexico Human Rights Bureau, or as required by law, by court order or by other legal process. Company agrees perpetually not to disparage or make negative statements to any person about Employee, including but not limited to, statements about her performance or character.

10.

Post-Employment Cooperation. Employee agrees that, if called upon by the Company after the Date of Termination or other last date of employment, she reasonably will cooperate (both individually and through counsel) with the Company with respect to business, personnel, legal or other matters which arose during her employment with Company or as to which she has relevant information or knowledge. Such cooperation shall include, but not be limited to, (i) transitioning job tasks to other Company personnel; (ii) making herself available for consultation, deposition or trial; and (iii) assisting the Company’s accountants and/or auditors in performing the accounting practices and reconciliation review of Company’s records and providing any interviews, statements, documents or sign-offs requested in connection therewith. The Company will pay Employee reasonable compensation of not less than $250 per hour; provided, that the minimum compensation for Employee’s services that travel away from her home shall be $1,000; provided, further that Employee will only be paid for cooperation specifically requested by the Company and Employee must provide adequate records and other documentary evidence required to substantiate the services rendered and the time spent rendering such services within 10 business days of rendering the applicable services.

11.

Breach. Employee acknowledges that any breach of this Agreement, including the covenants contained in Section 4 and 5 of the Gardiner CIC, by her will cause irreparable damage to the Company and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief. In the event that Employee institutes legal proceedings to enforce this Agreement, she agrees that the sole remedy available to her shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from a breach of this Agreement, but that under no circumstances shall Employee be entitled to receive or collect any damages for claims that she has released under this Agreement.

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Company and Employee and their respective heirs, estates, personal representatives, successors and assigns.
13.

Severability. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed in accordance with the parties’ intentions so as to be enforceable to the maximum extent permitted by law. Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, after all attempts at reformation and construction have been exhausted, the validity of the remaining parts, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed excluded from this Agreement.

14.

Entire Agreement. This Agreement and General Release attached hereto and incorporated by reference, constitutes the entire agreement between the parties about or relating to the termination of Employee’s employment with Company and the Company’s obligations to her with respect to her employment, and fully supersedes any and all prior and contemporaneous agreements or understandings between the parties concerning the subject matters hereof. Except as otherwise stated herein, this Agreement supersedes the Gardiner CIC. For the avoidance of doubt, except for Sections having continued effect, including Sections 4 through 14, the Gardiner CIC is hereby null and void. The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement may be changed or amended only by an agreement in writing signed by both parties.

15.

Drafting Parties. The fact that a Party or counsel for a Party drafted a provision or provisions of this Agreement shall not cause that provision or those provisions to be construed against the drafting Party.

16.

Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall constitute an original of this Agreement, and all such counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

17.

Choice of Law. This Agreement shall be construed in accordance with the laws of the State of New Mexico. The parties hereby expressly consent to the exclusive jurisdiction of the state and federal courts located in New Mexico for the resolution of any dispute arising from or relating to this Agreement and in that regard expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the dates written below.

NEW MEXICO GAS COMPANY, INC.

By:	/s/ P. L. Barringer		/s/ Annette Gardiner
Name:	P. L. Barringer		Annette Gardiner
Title:	CHRO & Procurement Officer

Date:	November 21, 2014	Date:	December 1, 2014

EXHIBIT A

GENERAL RELEASE

WHEREAS, NEW MEXICO GAS COMPANY, INC. (hereinafter referred to as the “Company”), and Annette Gardiner, an individual residing at12901 Sunrise Trail Pl NE, Albuquerque, NM 87111on behalf of herself, her executors, heirs, administrators, agents, beneficiaries and assigns (hereinafter referred to individually and collectively as “Employee”) entered into a Separation Agreement and General Release (the “Agreement”); and

WHEREAS, this General Release formed a part of the Agreement, was expressly incorporated therein, and was attached as Exhibit A to the Agreement; and

WHEREAS, this General Release served as consideration for the Company to enter into the Agreement; and

WHEREAS, this General Release may only be signed by Employee on or after the Date of Termination or other last date of employment with the Company, as set forth in the Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement, including but not limited to the Termination Benefits provided to Employee pursuant to the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.

General Release. Except with respect to any rights, obligations or duties arising out of the Agreement and the General Release, and in consideration of the benefits set forth in the Agreement, including those set forth in Section 2 of the Agreement, Employee hereby releases and discharges, to the maximum extent permitted by law, Company and its affiliates and anyone acting by, through or on behalf of Company, including but not limited to Company’s directors, officers, employees, representatives and agents, (collectively, the “Releasees”) of and from any and all complaints, charges, lawsuits or claims of any kind by Employee that she now has, ever had or may ever have against the Releasees, or any of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of the General Release, including but not limited to: (i) all claims for tortious conduct or breach of contract, including but not limited to claims relating to the breach of any oral or written contract or promise, misrepresentation, defamation, wrongful termination and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, or breach of the covenant of good faith and fair dealing; (ii) claims arising out of, based on, or connected with Employee’s employment in any way, including the terms and conditions of her employment, by Company and the termination of that employment; and (iii) claims arising under any local, state or federal law, including but not limited to the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, New Mexico Human Rights Act; any and all statutory claims arising out of employment, including but not limited to, any claim brought under New Mexico's Reemployment of Persons in Armed Forces Act, Fraud Against Taxpayers Act, Promoting Financial Independence of Domestic Violence Victims Act, and Employee Privacy Act, and any other local, state or federal law, policy, order, regulation or guideline affecting or relating to claims or rights of employees. It is further expressly agreed and understood by Employee that the release contained herein is a GENERAL RELEASE, including a release of statutory claims. Nothing in the Agreement or the General Release shall be construed to preclude Employee from filing an administrative charge or complaint with the EEOC or from participating or cooperating in any investigation or proceeding conducted by the New Mexico Human Rights Bureau, the Equal Employment Opportunity Commission, or any other state or federal administrative agency, including with respect to a challenge to the Agreement or this General Release. However, in the event that a charge or complaint is filed against the Releasees, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees, or any of them, by any administrative agency regarding Employee’s employment with Company and/or its termination, Employee expressly waives and shall not accept any award or damages therefrom.

2.

No Pending Claims; Covenant Not to Sue. Employee represents and warrants that she has not filed any complaints, charges, or claims for relief against the Releasees, or any of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity. Employee further warrants that she has not previously assigned or transferred to any person or entity any of the claims that are the subject of the General Release. Employee agrees and covenants not to sue or bring any claims or charges against the Releasees, or any of them, with respect to matters subject to the General Release.

3.

Use of Counterparts Authorized. The General Release may be executed in counterparts; provided, however, that each party to the General Release of Claims shall provide a duly-executed copy of it to the other party to the General Release of Claims. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

4.	Time to Consider Agreement; Revocation.
a.	Employee acknowledges that she has been advised in writing to, and has been given the opportunity to consult an attorney of her choice before signing this General Release.
b.

Employee acknowledges that she has been given the opportunity to review and consider this General Release for at least twenty-one (21) days before signing it and that, if she has signed this General Release prior to the expiration of such twenty-one (21) day period, she has done so voluntarily in order to secure sooner the benefits of the Agreement. Employee and Company agree that any changes to the Agreement, whether immaterial or material, do not restart the running of the 21-day period.

c.

Employee acknowledges that she may revoke this General Release within seven (7) days of signing it (the “Revocation Period”), provided that this General Release will not become effective until such seven (7) day period has expired without revocation by Employee. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business to the attention of Tom Domme, by close of business on the seventh (7th) day after signing and must expressly state Employee’s intention to revoke the General Release. The eighth day following the execution hereof by Employee shall be deemed the “Effective Date” of this General Release provided that Employee has not revoked this General Release during that time.

d.	The parties also agree that the release provided by Employee in this General Release does not include claims arising after the date Employee signs this General Release.

NEW MEXICO GAS COMPANY, INC.

By:
Name:	P. L. Barringer		Annette Gardiner
Title:	CHRO & Procurement Officer

Date:		Date:

EXHIBIT B

EXECUTION VERSION

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and entered into as of this 1st day of May, 2013 (the “Effective Date”), by and between New Mexico Gas Company, Inc., a Delaware corporation (the “Company”), and Annette Gardiner (“Employee”).

WHEREAS, the Company is presently pursuing a process of fielding expressions of interest through which the Company or its parent, New Mexico Gas Intermediate, Inc., a Delaware corporation (the “Parent”), might be sold (such potential sale, the “Proposed Transaction”);

WHEREAS, the Company believes that, if, as a result of this process, a transaction is proposed that would, if consummated, constitute a Change in Control (as defined below), it is important to the Company that Employee remain in Employee’s position and fully focused on pursuing the best interests of the Company while that proposed transaction is pending and not be distracted by personal uncertainties and risks created by the prospect of a Change in Control;

WHEREAS, Employee currently participates in the Amended and Restated New Mexico Gas Company, Inc. Non-Union Severance Plan, effective November 1,2012 (the “Severance Plan”), and the Amended and Restated New Mexico Gas Company, Inc. Employee Retention Plan, effective November 5, 2012 (the “Retention Plan”). pursuant to which Employee would be entitled to certain payments, and benefits if Employee’s employment relationship with the Company is terminated under certain circumstances;

WHEREAS, the Company has determined that, in lieu of the payments and benefits Employee would otherwise be eligible to receive under the Retention Plan, if Employee's employment relationship with the Company is terminated under certain circumstances within a reasonable period following a Change in Control, certain payments and other benefits as provided in this Agreement should be provided to Employee; and

WHEREAS, the Company desires to continue to employ Employee on the terms and conditions set forth in this Agreement, and Employee desires to continue Employee's employment on that basis;

NOW, THEREFORE, in consideration of Employee’s continued employment by the Company and the mutual covenants and agreements hereinafter set forth, Employee and the Company agree as follows:

1.   Employment Relationship “At Will;” Termination of Agreement.

1.1 Employee and the Company agree that, except as otherwise expressly provided herein with respect to Employee's rights during the Post-CIC Protection Period (as defined below), Employee's employment relationship with the Company is “at will” and is not for any specified term.

1.2 This Agreement shall terminate and all rights and obligations of the parties hereunder shall cease upon the determination by the Board of Managers of Continental Energy Systems, LLC (the parent’s parent) (“Continental” and such board, the “Continental board”), in its sole discretion after a good faith review of the facts and circumstances, that the current process of fielding expressions of interest in the Proposed Transaction has been terminated; provided, however, that if, prior to such determination and termination of the Agreement by the Continental Board, (i) the consummation of a transaction constituting a Change in Control has occurred, such that Employee may be entitled to payments or other benefits under this Agreement, or (ii) a definitive agreement has been executed providing for a transaction that, if consummated, would constitute a Change in Control (a “Pending Transaction”), this Agreement shall remain in full force and effect through the end of the 24-month period following consummation of such Change in Control (the “Post-CIC Protection Period”); provided, further, that in the event that the effectiveness of this Agreement has been continued because of a Pending Transaction and that Pending Transaction subsequently terminates and the closing of that Pending Transaction does not occur, this Agreement shall become immediately void and of no further force or effect upon the termination of such Pending Transaction. Except as expressly provided in Section 3.2.2 hereof, this Agreement shall terminate and have no further force and effect upon Employee’s termination of employment prior to the beginning of the Post-CIC Protection Period.

2.   Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

2.1. “Base Salary” shall mean the base cash compensation paid to Employee.

2.2. “Change in Control” shall mean:

2.2.1. the consummation of any direct or indirect sale, lease, exchange or other transfer to any Person of all or substantially all of the Voting Power or assets of the Company or Parent; or

2.2.2. the consummation of any consolidation or merger of the Company or Parent with or into another Person, with the effect that the stockholders of the Company or Parent(as the case may be) immediately prior to the date of the consolidation or merger hold less than 51% of the combined Voting Power of the outstanding voting securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation.

2.2.3. “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act; provided, however, that, unless otherwise determined by the Continental Board pursuant to Section 2.2.6, “Person” shall not include any affiliates of the Company as of the Effective Date.

2.2.4. “Voting Power” shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors of the Person (or, where appropriate, for the election of persons performing similar functions).

2.2.5 Under no circumstances shall a transaction in which some, all, or substantially all of the stock or assets of the Company or Parent are pledged or otherwise serve as collateral for debt of the Company or Parent .constitute a Change in Control.

2.2.6. Notwithstanding the definitions set forth in this Section 2.2, the Continental Board may determine, in its sole discretion, after a good faith review of the facts and circumstances surrounding a particular transaction, that consummation of the transaction shall constitute a Change in Control for purposes of this Agreement.

2.3. “Company” shall, following a Change in Control, mean New Mexico Gas Company, Inc., or its successor-in-interest.

2.4. “Long-Term Incentive Award Target” shall mean Employee’s target annual long-term incentive award value under the Company’s then-existing long-term incentive plan (or any successor thereto) (the “LTIP”).

2.5. “Target Annual Bonus” shall mean Employee’s target annual bonus under the Company’s then-existing short-term incentive plan (or any successor thereto) (the “STIP”).

3.   Termination of Employment Relationship.

3.1. During the Post-CIC Protection Period, Employee’s employment relationship may be terminated by the Company for the following reasons:

3.1.1. Termination Due to Death. Employee’s employment shall be terminated immediately upon the death of Employee.

3.1.2. Termination Due to Disability. If the Company determines, in good faith, that the Disability (as defined below) of Employee has occurred, it may give Employee written notice of its intention to terminate Employee’s employment relationship with the Company. In such an event, Employee’s employment shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”), if, within 30 days after such receipt, Employee shall not have returned to the performance of Employee’s essential functions, with or without reasonable accommodation. For purposes of this Agreement, “Disability” shall mean the inability of Employee to perform a material portion of Employee’s duties for 180 consecutive days as a result of incapacity due to a mental or physical condition, which is determined to be total and permanent by a physician selected by the Company.

3.1.3. Termination for Cause. The Company may terminate Employee’s employment for Cause. For the purposes of this Agreement, “Cause” shall mean only:

3.1.3.1 Employee’s continued failure or inability to perform any material duties reasonably assigned to Employee (other than any such failure resulting from Employee’s death or Disability) after (i) Employee is given a written demand by the Company identifying the manner in which the Company believes Employee has not performed such reasonably assigned duties and (ii) Employee’s subsequent failure to (a) cure or (b) otherwise address, to the reasonable satisfaction of the Company, the matters set forth in such written demand within 60 days;

3.1.3.2 a material breach of this Agreement by Employee;

3.1.3.3 Employee committing fraud against the Company or Employee engaging in willful misconduct which is materially injurious to the Company, monetarily or otherwise; or

3.1.3.4 Employee’s willful misconduct involving a third party or conviction of a felony or submission of a guilty or nolo contendere plea by Employee with respect thereto.

3.1.3.5 For purposes of this definition, no act or omission on Employee’s part shall be considered “willful” unless done or omitted to be done by Employee in bad faith, recklessly, or in the absence of a reasonable belief that Employee’s act or omission was in the best interests of the Company.

3.1.4 Termination without Cause.  The Company may terminate Employee’s employment for any reason not amounting to Cause, upon not less than 60 days’ prior written notice to Employee.

3.2. During the Post-CIC Protection Period, Employee’s employment relationship may be terminated by Employee for the following reasons:

3.2.1. Termination by Employee with Good Reason.  Employee’s employment may be terminated by Employee with Good Reason.  For the purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without Employee’s consent, in writing:

3.2.1.1 the assignment to Employee of any duties that are materially inconsistent with Employee’s position (including status, office, titles and reporting relationships), functions, authority, duties or responsibilities as in effect immediately prior to the Change in Control or any other action by the Company which results in a material diminution in Employee’s position, functions, authority,  duties, or responsibilities as in effect immediately prior to the Change in Control, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company  within 30 days after receipt of written notice thereof given by Employee;

3.2.1.2 a material breach of this Agreement by the Company;

3.2.1.3 reduction in Employee’s Base Salary, Target Annual Bonus, or Long-Term Incentive Award Target;

3.2.1.4 assignment of Employee to a new work location that is more than 35 miles from Employee’s existing work location (as determined immediately prior to the Change in Control); provided, however, that to the extent reasonably required and substantially consistent with such travel immediately prior to the change in Control, travel by Employee on Company business shall not be deemed a. change in Employee’s work location; or

3.2.1.5 the failure of any successor to the Company to adopt and agree to be bound by this Agreement, in writing, and thereafter honor the Company’s obligations hereunder.

3.2.1.6 In order to invoke a termination for Good Reason, Employee shall provide written notice to the Company of the existence of one or more of the conditions described in Sections 3.2.1.1 through 3.2.1.5 within 90 days following Employee’s knowledge of the initial existence of such condition or conditions, specifying in reasonable -detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Employee’s “separation from service” (within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)), must occur, if at all, Within two years following the· initial existence of such condition in order for such termination as a result of such condition to constitute a termination for Good Reason.

3.2.2 Anything in this Agreement to the contrary notwithstanding, if (i) a transaction constituting a Change in Control is consummated, (ii) Employee’s employment relationship with the Company was terminated without Cause within 12 months prior to the date on which such consummation occurred, and (iii) it is reasonably demonstrated by Employee that such termination of Employee’s employment relationship (a) was at the request of a Person which had taken, or subsequently took, steps reasonably calculated to effect a transaction that, if consummated, would constitute a Change in Control, or (b) otherwise arose in connection with or anticipation of a transaction which, if consummated, would constitute a Change in Control, then, for purposes of this Agreement and notwithstanding any other action taken by the Company or Employee (including the execution of a general release of claims), Employee’s termination shall be deemed  to have occurred with Good Reason during the Post-CIC Protection Period and the date on which the Change in Control is consummated shall be deemed the Date of Termination for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, any amounts or benefits paid or provided to Employee pursuant to Section 3.5 of this Agreement in connection with a termination of employment described in the immediately preceding sentence shall be reduced by any amounts or benefits previously paid or provided to Employee in connection with such termination, including under the Severance Plan.

3.2.3 Termination by Employee without Good Reason. Employee’s employment may be terminated by Employee, for any reason not amounting to Good Reason, upon not less than 60 days’ prior written notice to the Company.

3.3. Notice of Termination after Change in Control. Any termination of Employee’s employment relationship during the Post-CIC Protection Period (other than by death) shall be communicated to the other party by a Notice of Termination given in accordance with this Section.  For purposes of this Agreement, a “Notice of Termination” means a Written notice which (i) states the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment relationship under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

3.4. Date of Termination, “Date of Termination” means: (I) if Employee’s employment relationship is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Employee or the Disability Effective Date, as the case may be; (ii) if Employee’s employment relationship is terminated by the Company for Cause or by Employee with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein as the case may be; (iii) if Employee’s employment relationship is terminated by the Company without Cause or is terminated by Employee without Good Reason, the Date of Termination shall be the date specified in the notice, which must be at least 60 days after the notice is given.

3.5. Obligations upon Termination after Change in Control. Upon Employee's termination during the Post-CIC Protection Period, this Agreement shall terminate and all rights and obligations of the parties hereunder shall cease, except (i) as otherwise expressly provided herein, and (ii) for the following:

3.5.1. In any event, Employee shall be entitled to receive Employee’s Base Salary through the Date of Termination to the extent not theretofore paid, any accrued vacation pay, and to the extent not theretofore paid or provided, any other amounts or benefits (including, without limitation, any and all vested benefits) required to be paid or provided under any plan, program, policy or agreement (including, without limitation, the reimbursement of reasonable and necessary business expenses and, to the extent it has been earned for the preceding year but not paid, Employee’s annual lump sum bonus under the STIP) in accordance with the terms of such plan, program, policy or agreement (taking into account any deferral elections made by Employee).

3.5.2. If Employee’s employment relationship is terminated by death or Disability, by the Company for Cause, or by Employee without Good Reason, no further payments shall be due and owing to Employee hereunder.

3.5.3. If Employee’s  employment relationship is terminated by the Company without Cause or by Employee with Good Reason, then Employee shall thereafter receive, within 60 days following the Date of Termination, a lump sum amount equal to (i) one and onehalf times the sum of (a) Employee’s Base Salary then in effect plus (b) Employee’s Target Annual Bonus then in effect, plus (ii) the pro rata portion of the annual lump sum bonus earned by Employee for the year in which her employment relationship is terminated, calculated based on Employee’s Target Annual Bonus then in effect and based on the number of days that have elapsed in the then-current fiscal year through the Date of Termination and without any other adjustments for the Company’s financial results, Employee's performance or otherwise.  If the 60-day period following the Date of Termination commences in one calendar year and terminates in the following calendar year, the payment required under this Section 3.5.3 shall be made in the second calendar year.

3.5.4. If Employee’s employment relationship is terminated by the Company without Cause or by Employee with Good Reason, then, subject to applicable law, the Company shall thereafter continue medical and other welfare benefits coverages for Employee and Employee’s family, which shall be substantially the same as those which would have been provided to them under the plans, programs, practices and policies in effect at the time of Employee’s termination, as if Employee’s employment relationship had not been terminated, for a period of 18 consecutive months starting with the first day of the first of the month following the month in which Employee’s employment is terminated (the “Benefits Continuation Period”) (including the costs of coverages for which the Company and Employee are responsible, respectively); provided, however, that if Employee becomes re-employed with another employer and is eligible to receive substantially similar medical and other welfare benefits coverages under another employer’s  plans, at substantially similar cost to Employee, then the Company-provided medical and other welfare benefit coverages described herein shall be deemed secondary to such other medical and other welfare benefit coverages.

3.5.5. Employee shall be entitled to continue, at Employee’s expense, medical or other welfare benefits for Employee and Employee’s family, for the period of time mandated under state or federal law, after the medical and other welfare benefits coverages, if any, provided under Section 3.5.4 end.  The Benefits Continuation Period shall not be concurrent with and shall not be applied to any coverage period mandated under state or federal law; provided, however, that to the extent such treatment will result in discrimination under the Company’s medical and other welfare plans, programs, practices and policies under the Code or any applicable law, the Benefits Continuation Period shall be concurrent with and applied to any coverage period mandated under state or federal law.

3.5.6. If Employee’s employment relationship is terminated by the Company without Cause or by Employee with Good Reason, the Company shall pay the actual cost of outplacement services for Employee up to a total of $25,000; provided, however, that Employee shall commence using such services within 12 months of such termination, such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination and the Company shall pay any amounts in respect of such outplacement benefits not later than the last day of the third calendar year that begins after the Date of Termination.

3.5.7. If Employee’s employment relationship is terminated by the Company without Cause or by Employee with Good Reason, the Company shall pay the actual cost of relocating Employee up to a total of $25,000; provided, however, that Employee shall commence Employee’s  relocation within 12 months of such termination, such relocation benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination and the Company shall pay any amounts in respect of such relocation benefits not later than the last day of the third calendar year that begins after the Date of Termination.

3.5.8. If Employee’s employment relationship is terminated by the Company without Cause or by Employee with Good Reason, Employee’s LTIP awards shall vest  in full, calculated based on target-level performance and without any other adjustments for the Company’s financial results, Employee’s performance or otherwise and shall be settled or paid to Employee, as applicable, within 60 days following the Date of Termination (provided that any delays in payment or settlement set forth in the award agreement relating to any such LTIP awards that are required under Section 409A shall remain effective).

3.5.9. As a condition of receiving any payments or benefits pursuant to Sections 3.5.3, 3.5.6, 3.5.7, 3.5.8 (collectively, the “Termination Benefits”) and 3.5.4, Employee shall, (i) no later than 52 days after the Date of Termination execute and (ii) thereafter not revoke a general release of claims (including, without limitation, any claims arising under federal, state, or local law, rules, regulations, or orders related to the termination of Employee’s employment relationship) substantially in the form attached hereto as Exhibit A (the “Release”) (it being understood that the Company may make changes to the Release in order to make the Release enforceable under applicable law) and no Termination Benefits shall be paid or provided to Employee until the Release has become effective and irrevocable and any coverage provided under Section 3.5.4  shall immediately cease in the event the Release has not become effective and irrevocable within 60 days after the Date of Termination.

3.5.10. Employee shall not be required to mitigate the amount of any payment or benefit provided hereunder by seeking other employment or otherwise. Except as provided herein, the amount of any such payment or benefits hereunder shall not be reduced by any compensation earned, payment made, or benefits received by Employee as a result of obtaining such employment or engaging in any other activity.

3.5.11. The termination of Employee’s employment relationship pursuant to this Section 3 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 4 through 15.

3.5.12. The payments and benefits provided under this Section 3.5 shall be in full satisfaction of the Company’s obligations to Employee upon Employee’s termination of employment, and in no event shall Employee be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 3.5, including under the Severance Plan and the Retention Plan. Employee hereby waives any rights to payments or benefits pursuant to the Retention Plan and, following a Change in Control, pursuant to the Severance Plan, provided that such waiver shall apply only until I the earlier of (i) the termination of this Agreement as provided in Section 1.2 or (ii) the lapse of the Post-CIC Protection Period.

3.5.13. Employee and the Company hereby agree that, notwithstanding any provision of this Agreement or otherwise, (i) in the event that any portion of any payment, benefit, right or distribution (or combination thereof) by the Company, any of its affiliates or any trust established by the Company or its affiliates, to or for the benefit of Employee, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, constitutes a “parachute payment” within the meaning of Section 280G of the Code (such payments, benefits and distributions, collectively, the “Potential Parachute Payments”) that exceeds 299% of Employee’s “base amount”, as defined in Section 280G of the Code (such portion of the Potential Parachute Payments, the “Voted Upon Parachute Payments”), the Company shall use reasonable best efforts to submit for approval or disapproval by the shareholders of the Company (or, to the extent required by Section 280G of the Code, the shareholders of its applicable affiliate), in a manner that satisfies the shareholder approval requirements of Section 280G(b)(5)(B)(i) of the Code and Treasury Regulation Section 1.280G-l, Q/A-7 (collectively, the “Shareholder Approval Requirements”), the right of Employee to receive to retain, as applicable, the Voted-Upon Parachute Payments, and (ii) in the event that the Shareholder Approval Requirements are not satisfied, Employee shall not be permitted to receive or retain, as applicable, such Voted-Upon Parachute Payments. In such event, the Company shall reduce the Parachute Payments by first reducing the portion of the Parachute Payments that are payable in cash and then by reducing the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits that are to be paid the furthest in the future.

4.   Confidential Information.

4.1. Protection of Confidential Information from Disclosure and Misuse. Both during Employee’s employment and at all times following termination of Employee’s employment relationship, Employee shall exercise due care to protect from disclosure and misuse all secret or confidential information, knowledge or data relating to the Company or any subsidiary or affiliate of the Company or any of their respective predecessors or successors (each, a “Covered Entity” and collectively, the “Covered Entities”), their respective businesses and strategic plans, possessed or known by or disclosed or made available to Employee during Employee’s employment relationship with the Company and which shall not be or have become public knowledge (other than as a result of a breach of this Agreement).

4.2. No Disclosure of Confidential Information. Except with the prior written consent of the Company or as required by law, both during Employee’s employment and at all times following termination of Employee’s employment relationship, Employee shall not communicate or divulge any such secret or confidential information, knowledge or data to any other person; provided that, in any such case, Employee shall give the Company prompt prior written notice of such legal requirement so that the Company may seek, at its sole expense, a protective order or other appropriate remedy to protect such information from, or to limit such, disclosure. Except as otherwise expressly set forth in this Agreement (including Section 10 of this Agreement), Employee agrees that Employee shall not disclose the terms of this Agreement except to her immediate family and her financial and legal advisors, or as may be required by law or ordered by a court. Employee further agrees that any disclosure to her financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

5.   Post-Termination Restrictions. Employee acknowledges that the Company (i) has spent substantial money, time and effort to develop secret or confidential information, knowledge or data relating to the Company, its businesses and strategic plans, possessed or known by or disclosed or made available to Employee during Employee’s employment, and (ii) is employing Employee with the understanding that, following the termination of Employee’s employment relationship during the Post-CIC Protection Period, Employee will not put himself in a position in which the Company’s ability to execute its strategic plan might be compromised. Accordingly, Employee agrees that for 12 months following the termination of Employee’s employment relationship during the Post-CIC Protection Period, irrespective of the reasons for or circumstances surrounding that termination, Employee shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), unless the Company consents thereto in writing:

5.1. cause or attempt to cause any Person or entity to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company; or

5.2. induce or attempt to induce any employee, consultant or advisor of the Company to leave his or her position with the Company, change his or her relationship with the Company, or accept employment or an affiliation involving a Competing Activity. For purposes of this Agreement, a “Competing Activity” is any Person engaged in business in the State of New Mexico that is competitive with any business in which the Company is engaged at Employee’s Date of Termination, or which, on that date, is engaged in a business that is competitive with any business described in the Company’s strategic plan approved by the Board of Directors of the Company.

6.   Acknowledgment Regarding Restrictions. Employee acknowledges that the restraints set forth in Sections 4 and 5 (both separately and in total) are reasonable and enforceable in view of the Covered Entities’ legitimate interests in protecting their secret or confidential information, knowledge or data relating to them, their respective businesses and strategic plans, those strategic plans themselves, and their goodwill generally.

7.   No Implied Waiver of Rights. The failure of the Company or Employee to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company or Employee thereafter to enforce each and every provision in accordance with its terms.

8.   Employee’s Duty to Provide Information on Request; Company’s Right to Injunctive Relief; Tolling.

8.1. As reasonably requested by the Company, for a period of 18 months after the termination of Employee’s employment relationship during the Post-CIC Protection Period, Employee shall report in reasonable detail to the Company, orally or in writing, with respect to any matter reasonably related to Employee’s compliance with Employee’s obligations under Sections 4 and 5 hereof, including (without limitation) Employee’s (i) knowledge or actions with respect to the protection from disclosure of secret or confidential information, knowledge or data relating to the Covered Entities, their businesses and strategic plans, possessed or known by or disclosed or made available to Employee during Employee’s employment, (ii) knowledge or actions with respect to any Person involved in any existing or potential business relationship with the Company, and (iii) knowledge or actions concerning any employee, consultant or advisor of the Company and their relationship with the Company or any Person engaged in any Competing Activity.

8.2. In the event of a breach or threatened breach of any of Employee’s obligations under the terms of Sections 4 or 5 hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee acknowledges that the harm which might result to the Company and/or any other applicable Covered Entity as a result of any noncompliance by Employee with any of the provisions of Sections 4 or 5 would be irreparable. Employee agrees that, if there is a question as to the enforceability of any of the provisions of Sections 4 or 5 hereof, Employee will not engage in any conduct inconsistent with or contrary to the obligations set forth therein until after any such question has been resolved by agreement with the Company or a final, non-appealable judgment of a court of competent jurisdiction, which, insofar as practicable under the circumstances, shall be secured on an expedited basis. Employee and the Company agree that the running of the periods set forth in Section 5 hereof shall be tolled during any period of time in which Employee violates the obligations set forth therein.

9.   Judicial Enforcement. If any provision of this Agreement (including the Release executed by Employee) is adjudicated to be invalid or unenforceable under the applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected. To the extent that any provision of this Agreement or the Release executed by Employee is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. Employee and the Company acknowledge that this provision is reasonable in view of their respective interests.

10.   Employee Representations. Employee agrees to disclose, during the 12 months following the termination of Employee’s employment with the Company during the Post-CIC Protection Period, the substance of the terms of Sections 4, 5, 6, and 8 of this Agreement to any potential future employer, joint venturer, contractor, partner, or any other Person who is or may be directly affected by such provisions.

11.   Employee Covenant. Following the termination of Employee’s employment relationship with the Company, to the extent the Company reasonably so requests, Employee agrees to cooperate with the Company and its counsel in the contest or defense of, and to provide any testimony and access to Employee’s books and records in connection with, any action, arbitration, audit, hearing, investigation, litigation or suit involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction involving the Company while Employee was employed by the Company. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with providing such cooperation; provided that Employee must provide adequate records and other documentary evidence required to substantiate the expenses incurred within 10 business days of incurring the applicable expenses. The Company also shall (i) make every reasonable effort to arrange for such cooperation to be provided by Employee at mutually-convenient times and places and otherwise in a manner that does not interfere unreasonably with Employee’s employment, search for employment, or retirement, and (ii) compensate Employee reasonably for any services rendered (including where Employee is providing testimony in a court of law or administrative proceeding on behalf of the Company). For this purpose, reasonable compensation shall not be less than $250 per hour; provided, that the minimum compensation for Employee’s services that require travel away from her home shall be $1,000; provided, further, that Employee will only be paid for cooperation specifically requested by the Company and Employee must provide adequate records and other documentary evidence required to substantiate the services rendered and the time spent rendering such services within 10 business days of rendering the applicable services.

12.   Amendments, Entire Agreement. Except as specifically set forth in Section 15.6, no modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless such modification, amendment, or waiver is in writing specifically referring to this Agreement and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Employee and the Company with respect to the subject-matter hereof.

13.   Assignments. This Agreement shall be freely assignable by the Company to, and shall inure to the benefit of and be binding upon, the Company, its successors, assigns and any other entity which shall succeed to the business presently being conducted by the Company. As a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

14.   Choice of Forum and Governing Law; Attorneys’ Fees.

14.1. Any litigation involving this Agreement shall be filed and conducted in the state or federal courts in New Mexico; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of New Mexico, without regard to any conflict of law principles thereof.

14.2. The Company shall promptly, following Employee’s submission of a written invoice to the Company, pay the reasonable legal fees and expenses incurred by Employee in connection with the negotiation and execution of this Agreement; provided that such payment shall not exceed $5,000 in the aggregate.

14.3. The Company shall promptly pay all reasonable legal fees and expenses incurred during the period ending no later than ten years following Employee’s death by Employee in seeking to obtain any benefits or payments under, or otherwise enforce, this Agreement, in connection with a transaction that constitutes a Change in Control. Such payments shall be made to Employee within 15 days after Employee’s submission of a written request therefore; provided, however, that Employee shall provide supporting documentation for the fees and expenses for which reimbursement is sought as the Company may reasonably require. In the event that a court of competent jurisdiction shall determine that Employee has pursued such claims for benefits or payments under, or enforcement of, this Agreement in bad faith, or advanced frivolous claims in connection therewith, Employee shall promptly repay all or part of such attorneys’ fees and expenses, as such court shall determine are directly attributable to such bad faith or frivolous claims.

15.   Section 409A.

15.1. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

15.2. No alienation, set-offs, etc. Neither Employee nor any creditor or beneficiary of Employee shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Employee under any Company Plan may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.

15.3. Possible six-month delay. If, at the time of Employee’s separation from service (within the meaning of Section 409A), (i) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or an affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.

15.4. Short-Term Deferral Exception. Notwithstanding any contrary provision herein, Employee’s right to any payment under this Agreement shall be treated as the right to a series of separate payments, as defined under Treas. Reg. Section 1.409A-2(b)(2). Employee shall have no right to designate the date of any payment hereunder. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided thereunder as follows: (i) each payment is scheduled to be made on or before a date no later than the 15th day of the third month following the later of (a) the end of Employee’s first taxable year in which Employee’s right to payment is no longer subject to a substantial risk of forfeiture, or (b) the end of the Company’s first taxable year in which Employee’s right to payment is no longer subject to a substantial risk of forfeiture, (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. Section 1 .409A-1 (b)(9)(iii) and (iii) payments provided pursuant to Sections 3.5.6 and 3.5.7 are intended to be excepted under the exceptions for reasonable outplacement expenses and reasonable moving expenses specified in Treas. Reg. Section 1.409A-1 (b)(9)(v). With respect to payments subject to Section 409A (and not excepted therefrom), it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A.

15.5. Reimbursements/In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

15.6. Additional matters. Notwithstanding any provision of any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Employee is solely responsible and liable for the satisfaction of all taxes and penal ties that may be imposed on or for the account of Employee under Section 409A in connection with any Company Plan, and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.

16.   Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to alter the content of such sections.

17.   Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NEW MEXICO GAS COMPANY, INC.

By:	/s/ Thomas M. Domme
Name:	Thomas M. Domme
Title:	Vice President, General Counsel & Secretary

EMPLOYEE
/s/ Annette Gardiner

EXHIBIT A

FORM OF GENERAL RELEASE OF CLAIMS

For good and valuable consideration set forth in the Change in Control Severance Agreement (the “Agreement”) between Annette Gardiner (“Employee”) and New Mexico Gas Company, Inc. (together with Continental Energy Systems LLC, New Mexico Gas Intermediate, Inc., and their subsidiaries, affiliates, and Successors and the directors, officers, employees, agents thereof, the “Company”), the sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:

1. General Release of Claims. Except as expressly provided in the Agreement, Employee, for Employee and Employee’s dependents, heirs, executors, administrators, representatives, and assigns, irrevocably releases and forever discharges the Company of and from, and agrees to indemnify and hold the Company harmless from, any and all manner of claims, suits, actions, causes of action, demands, charges, complaints, or obligations of any sort whatsoever (including claims for costs and attorneys’ fees), direct or indirect, fixed or contingent, known and unknown, in law or in equity, which Employee ever had, now has, or may have against the Company arising in any way whatsoever from or in connection with Employee’s employment at, or the termination of Employee’s employment relationship with, the Company. Without limiting the generality of the foregoing, it is understood and agreed that this General Release of Claims specifically includes any and all claims for: breach of express or implied contract or covenant; violation of any federal, state or local statute, rule, regulation, or order (including the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act 1967, the Americans with Disabilities Act of 1990, and all similar state laws); tort; and breach of any statutory or common law duties or doctrines.

2. Certain Matters Not Covered by General Release of Claims. This General Release of Claims does not, and is not intended to, release, discharge or in any way remove or otherwise limit or affect any claims, suits, actions, causes of action, demands, charges, complaints, or obligations of any sort whatsoever (including claims for costs and attorneys’ fees) arising in connection with or under or relating in any way to either party’s performance of its obligations under the Agreement.

3. No Admission of Liability. Neither the terms nor the existence of the Agreement or the General Release of Claims, or the Company’s seeking Employee’s execution of the General Release of Claims, shall be construed as an admission of liability by the Company, including that it: violated any federal, state or local statute, regulation, rule, or order; breached any contract or covenant; committed any tort; breached any statutory or common law duty or doctrine; or otherwise took, or failed to take, any action or committed any offense that is actionable in any way by Employee.

4. Use of Counterparts Authorized. The General Release of Claims may be executed in counterparts; provided, however, that each party to the General Release of Claims shall provide a duly-executed copy of it to the other party to the General Release of Claims.

5. Definition. In the General Release of Claims, the words “Include,” “includes,” and “including” shall mean include, includes, or including without limitation.

6. Parties Are Acting Freely, on an Informed Basis, with the Opportunity to Seek the Advice of Counsel. Employee and the Company each acknowledge that they: are acting of their own free will; fully understand both the Agreement and the General Release of Claims; and have been urged, and have had the opportunity, to seek the advice of an attorney about these important legal documents affecting their rights.

7. Governing Law and Venue. The Agreement and the General Release of Claims shall be governed and construed in accordance with the laws of the State of New Mexico, without regard to the conflict of laws provisions thereof. Any action related in any way whatsoever to the Agreement or General Release of Claims shall be brought in a court of competent jurisdiction in the State of New Mexico.

8. Time to Consider General Release of Claims; Right to Revoke; Effect of Revocation. Employee acknowledges that: (i) Employee may consider whether to execute the General Release of Claims for up to 21 days; and (ii), after executing the General Release of Claims, Employee may revoke it within 7 days, by giving notice, in writing, to [INSERT TITLE AND ADDRESS]. If Employee revokes the General Release of Claims as provided herein, Employee shall promptly repay to the Company any severance and related benefits paid under the Agreement.

9. Entire Agreement. The Agreement and the General Release of Claims constitute the entire agreement between Employee and the Company with respect to the subject-matter hereof. They acknowledge that they are not relying on any representations or statements (written or oral) not contained therein.